As filed with the Securities and Exchange Commission on September 28, 2020

Registration No. 333-227389

Registration No. 333-231263

Registration No. 333-237063

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-227389

FORM S-8 REGISTRATION STATEMENT NO. 333-231263

FORM S-8 REGISTRATION STATEMENT NO. 333-237063

UNDER

THE SECURITIES ACT OF 1933

Principia Biopharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3487603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 East Grand Avenue South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2008 Equity Incentive Plan

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full titles of the plans)

John Reed

President

Principia Biopharma Inc.

220 East Grand Avenue

South San Francisco, California 94080

(650) 416-7700

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

Principia Biopharma Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.0001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•

Registration Statement No. 333-227389, filed on September 18, 2018, relating to the registration of 2,473,063 Shares under the Amended and Restated 2008 Equity Incentive Plan, 2,721,315 Shares under the 2018 Equity Incentive Plan and 250,000 Shares under the 2018 Employee Stock Purchase Plan;

•

Registration Statement No. 333-231263, filed on May 7, 2019, relating to the registration of 955,973 Shares under the 2018 Equity Incentive Plan and 238,993 Shares under the 2018 Employee Stock Purchase Plan; and

•

Registration Statement No. 333-237063, filed on March 10, 2020, relating to the registration of 1,319,036 Shares under the 2018 Equity Incentive Plan and 329,759 Shares under the 2018 Employee Stock Purchase Plan.

On September 28, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 16, 2020, by and among the Registrant, Sanofi, a French société anonyme (“Sanofi”), and Kortex Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sanofi (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Sanofi (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on September 28, 2020.

PRINCIPIA BIOPHARMA INC.

By:	/s/ John Reed
Name: Title:	John Reed President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendments to the Registration Statements.